AGREEMENT ON DISPOSITION OF CONVERTIBLE DEBENTURES

This Agreement on Disposition of Convertible Debentures (this “Agreement”) is entered into as of September 9, 2008, by and among Solution Technology International, Inc. (the “Company”), with its principal place of business at Garrett Information Enterprise Center, 685 Mosser Road, Suite 11, McHenry, Maryland 21541, Resurgence Partners, LLC (“Resurgence Partners”), a Virginia limited liability company, with its principal place of business at 205 South Whiting Street, Suite 311, Alexandria, VA 22304, and YA Global Investments, L.P. (“YA Global”) (f/k/a Cornell Capital Partners, LP), a Cayman Islands limited partnership, with its principal place of business at 101 Hudson Street, Suite 3700, Jersey City, New Jersey 07302.

WHEREAS, the Company has issued convertible debentures to YA Global in the principal amount of $2,875,000 in connection with secured loans made by YA Global to the Company (the “Debentures”), a list of which is attached hereto and incorporated herein as Schedule 1, and has issued warrants to purchase shares of its common stock, par value $.01 per share (“Common Stock”) to YA Global (the Warrants”); and

WHEREAS, YA Global has entered into an Intercreditor Agreement with Crosshill Georgetown Capital, L.P. (“Crosshill”) to arrange for a division of the blanket lien against the Company’s assets under UCC-1 financing statements on file in the State of Delaware (the “YA/Crosshill Intercreditor Agreement”); and

WHEREAS, the Company requires additional financing to achieve its business plan; and

WHEREAS, the Company has entered into discussions with a Resurgence Partners to invest not less than $2,500,000 (the “Financing”) assuming that (i) the Company has eliminated existing secured debt from its balance sheet, (ii) it effects a reverse split of its shares of common stock to provide the financing group with 92.5% ownership of the Company’s issued and outstanding shares of common stock, par value $.01 per share (the “Common Stock”) and the existing shareholders 7.5% of the Company’s issued and outstanding shares of Common Stock post reverse split (the “Reverse Split”) and (iii) it eliminates all liens against its assets; and

WHEREAS, the Company, as a precondition to receipt of the Financing, must enter into an agreement with YA Global to terminate the Debentures or allow Resurgence Partners to purchase the Debentures, terminate the YA/Crosshill Intercreditor Agreement and terminate all liens against the Company and any outstanding warrants; and

WHEREAS, YA Global is willing to terminate or sell to Resurgence Partners the Debentures and to terminate the YA/Crosshill Intercreditor Agreement, its lien against the Company’s assets and the Warrants in return for receipt of $700,000 cash and a deferred payment of $150,000.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Cash Payment by the Company; Closing. Upon YA Global’s execution of this Agreement and compliance with sections 4, 5 and 6 below (the “Closing”), the Company shall pay to YA Global $700,000 by wire transfer in immediately available funds (the “Cash Payment”).

Section 2. Deferred Payment. At the Closing, Resurgence Partners shall purchase all but $150,000 of the Debentures (the “Assigned Debentures”) from YA Global, by executing the Non-Recourse Assignment attached hereto as Schedule 2. (The debentures that YA Global retains shall be referred to herein as the “YA Global Debentures”). The security interest held by YA Global in the Company’s assets shall be subordinated to the security interest in all of its now owned or hereafter acquired personal property of the Company, including the Company’s software (the “Collateral”) held by Resurgence Partners following its purchase of the Debentures, as set forth in the Intercreditor Agreement of even date herewith in the form attached hereto as Schedule 3 pursuant to which Resurgence Partners will have the authority to make all decisions regarding the security on behalf of itself and YA Global. In the event that the Company files for protection under Chapter 11 of the U.S. Bankruptcy Code, Resurgence Partners shall, within three (3) days of entry of a final plan of reorganization, or other final disposition of the bankruptcy action execute a note in the form attached hereto as Schedule 4, (the “Note”) whose principal amount shall be $150,000, and which shall bear interest at 10% per annum, such interest to accrue and be paid annually, and shall have a maturity date two years from the date of this Agreement. The Note shall be secured by a pledge of shares equal to five and one half percent (5.5%) of the number of shares in the Company (or in any successor entity or entities of the Company) received by Resurgence in the final plan of reorganization, or other final disposition of the bankruptcy action. The pledge shall be implemented by execution of the Pledge Agreement attached hereto as Schedule 5.

Section 3. Exercise of Conversion Rights. Immediately prior to the Closing, YA Global intends to issue a notice of conversion (the “Conversion Notice”) to obtain shares of the Company’s Common Stock under the terms of its outstanding Convertible Debentures that will allow YA Global to own up to 9.99% of the outstanding shares of the Company’s Common Stock pre-Reverse Split. The Company agrees to honor the notice of conversion and issue the number of shares of Common Stock set forth in the conversion notice. The Company agrees further that, upon execution of this Agreement, all limitations on share ownership contained in the YA Global Debentures shall be amended to be 9.99% of the outstanding shares of Common Stock of the Company.

Section 4. Termination of the YA/Crosshill Intercreditor Agreement. YA Global hereby agrees that the YA/Crosshill Intercreditor Agreement shall be terminated at Closing. YA Global acknowledges that concurrently with the execution and delivery of this Agreement, Crosshill is terminating its agreements with the Company and releasing its lien on the assets of the Company, in exchange for a cash payment (the “Cash Payment”). Crosshill’s agreement to accept the Cash Payment is being made in reliance upon YA Global’s express termination of the YA/Crosshill Intercreditor Agreement and YA Global’s Agreement to waive any and all interest in the Cash Payment. YA Global hereby waives any and all interest in the Cash Payment and agrees that Crosshill may rely on this Agreement in terminating its agreements and releasing the collateral pledged to Crosshill.

Section 5. Sale of the Debentures. At Closing YA Global shall sell, and Resurgence Partners will purchase, the Assigned Debentures. The terms of such sale shall be as set forth in the Non-Recourse Assignment between Resurgence Partners and YA Global of even date herewith, which shall provide for the ownership of the Assigned Debentures by Resurgence Partners contemporaneously with the Closing. YA Global shall have three (3) days from the date of the Closing to physically deliver the assigned debentures to Resurgence Partners. In the event that such assigned debentures are not delivered in accordance with this section 5 YA Global authorizes the Company to cancel the Assigned Debentures and reissue replacement debentures that are consistent with this Agreement.

Section 6. Cancellation of Outstanding Warrants. At Closing, the Warrants, shall be immediately cancelled on the books of the Company with no additional action by YA Global or Resurgence Partners necessary to effectuate such cancellation. YA Global shall physically deliver the Warrants to the Company within five (5) days of the Closing.

Section 7. Mutual Release. In consideration of the covenants and agreements contained in this Agreement, the Company and YA Global do hereby RELEASE AND FOREVER DISCHARGE the other party and its subsidiaries and its respective affiliates, parents, joint ventures, officers, directors, shareholders, interest holders, members, managers, employees, consultants, representatives, successors and assigns, heirs, executors and administrators from all causes of action, suits, debts, claims and demands whatsoever known or unknown, at law, in equity or otherwise, which either party had, now has, or hereafter may have, arising from or relating in any way to the Company’s status as a debtor of YA Global on or prior to the date hereof, any agreement between the Company and YA Global entered into prior to the date hereof, any claims for reasonable attorneys’ fees and costs, and including, without limitation, any claims relating to fees, penalties, liquidated damages, and indemnification for losses, liabilities and expenses.  This release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, or implied or express contract.  It is expressly understood and agreed that this release shall operate as a clear and unequivocal waiver by both the Company and YA Global of any such claim whatsoever. The terms of this mutual release shall not, however, preclude an action seeking to enforce the parties’ rights and obligations under this Agreement, or any action by YA Global to enforce its rights and remedies under the Note.

Section 8.  Company Representations and Warranties.

(a). Organization, Good Standing and Qualification. The Company has been duly incorporated and organized, and is validly existing in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted and as presently proposed to be conducted.

(b). Due Authorization. All corporate action on the part of the Company’s directors and shareholders necessary for the authorization, execution, delivery of, and the performance of all obligations of the Company under this Agreement have been taken or will be taken prior to the Closing of the Financing, and this Agreement when executed and delivered, will constitute, a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditor’s rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.

(c). Corporate Power. The Company has the corporate power and authority to execute and deliver this Agreement and to carry out and perform all its obligations under this Agreement.

(d). SEC Reports. The Company has filed all forms, reports, schedules, registration statements, proxy statements, and other documents (including any document required to be filed as an exhibit thereto) required to be filed by the Company with the Securities and Exchange Commission (“SEC”) from September 30, 2005 to September 30, 2008. All such required forms, reports, schedules, registration statements, proxy statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “SEC Reports.” As of their respective dates, the SEC Reports (including any financial statements or schedules included or incorporated by reference therein) (i) were prepared in all material respects in accordance with the requirements of the 1933 Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there has not been any material adverse change with respect to the Company that would require disclosure under the Securities Act.

Section 9. Covenants of the Company. The Company hereby covenants and agrees that it shall remain a public company so long as YA Global remains a stockholder in the Company (or in any successor entity to the Company that emerges from any bankruptcy or reorganization case or action). This covenant shall be binding on any successor entity to the Company that emerges from any bankruptcy or reorganization case or action involving the Company.

Section 10. Covenants of Resurgence Partners. Resurgence Partners hereby covenants and agrees that should the Company file to seek protection under Chapter 11 of the U.S. Bankruptcy Code (i) it will transfer to YA Global from the shares of the Company that it owns that number of Company shares (or shares in the successor entity or entities that emerge from the Chapter 11 case) necessary to ensure that, consistent with section 3, YA Global owns 1% of the shares of the Company (or in the successor entity or entities that emerge from the Chapter 11 case) after the Company emerges from the Chapter 11 case and (ii) it shall not sell any shares of Common Stock that it holds should it exercise any of the Debentures until the Company emerges from Chapter 11. In the event that the Company does not file for protection under Chapter 11 Resurgence Partners covenants and agrees not to sell any of the shares that it holds should it exercise any of the Debentures for not less than one year from the date of this Agreement.

Section 11. Representations and Warranties by YA Global. YA Global hereby represents and warrants to, and agrees with, the Company, that this Agreement constitutes YA Global’s valid and legally binding obligation, enforceable in accordance with its terms except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. YA Global represents that it has full power and authority to enter into this Agreement.

Section 12. Support of Reverse Split. YA Global agrees to vote its shares of Common Stock in favor of the Reverse Split and authorizes the Company to count the shares of Common Stock that it owns as a vote in favor of the Reverse Split for purposes of computing the shareholder approval needed to issue an information statement under SEC Form 14C rather than having to file SEC Form 14A and providing for a meeting of shareholders to approve the Reverse Split. YA Global further agrees to provide the Company with the exact number of shares of Common Stock that it owns directly and indirectly at the Company’s request in connection with the Company’s effort to obtain shareholder approval of the Reverse Split.

Section 13. Governing Law. This Amendment shall be governed by and construed under the laws of the State of Delaware.

Section 14. Titles and Subtitles. The titles of the sections and subtitles of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment.

Section 15. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

Section 16. Binding Effect, Assignment. This Agreement shall be binding upon and shall insure to the benefit of the Company and YA Global and to their successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by the Company or YA Global of any of their rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the other party.

Section 17.  Amendment and Non-Waiver. No amendment or modification of this Agreement shall be valid unless in writing and signed by the parties. No waiver of any of the provisions of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced. Any waiver of any breach of this Agreement shall not be considered to be a continuing waiver or consent to any subsequent breach on the part of either party.

Section 18. Severability. All provisions of this Agreement are severable, and if any of them is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.

Section 19. Entire Agreement. This Agreement contains the entire understanding of the Company and YA Global with respect to the subject matter hereof and supersedes any and all prior understandings, written or oral.

Section 20. Recitals. The parties acknowledge the accuracy of the Recitals and incorporate the Recitals into and make them a part of this Agreement.

[Signature Page to Agreement on Disposition of Convertible Debentures Next]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first set forth above.

SOLUTION TECHNOLOGY INTERNATIONAL, INC.

By:	/s/ Dan Jonson
Name: Dan Jonson
Title: President and CEO

YA GLOBAL INVESTMENTS, L.P.

By:	/s/ Troy Rillo
Name: Troy Rillo
Its: Senior Managing Director

RESURGENCE PARTNERS, LLC

By:	/s/ Joel Bernstein
Name: Joel Bernstein
Title: Manager

[Signature Page to Agreement on Disposition of Convertible Debentures]

Schedule 1

LIST OF CONVERTIBLE DEBENTURES

As of March 12, 2008

Original Name:	Issued or Restated To:	Date:	Original Principal	Aggregate Conversions:	Outstanding Net Amount

Cornell Capital Partners	NetWorth Technologies, Inc. (STI)	4/4/2006	$1,000,000	$0	$1,000,000

Montgomery Equity Partners	NetWorth Technologies, Inc. (STI)	4/4/2006	$256,757	$207,200	$49,557

Cornell Capital Partners	NetWorth Technologies, Inc. (STI)	4/4/2006	$642,041	$628,241	$13,800

Cornell Capital Partners	NetWorth Technologies, Inc. (STI)	4/4/2006	$400,000	$0	$400,000

Advantage Capital Development Corp., Knightsbridge Capital, Montgomery Equity Partners, et al.	Colmena Corp. (NetWorth Technologies & NetWorth Systems)	11/24/20041/24/2005	$625,000	$52,500	$572,500

TOTAL			$2,923,798	$887,941	$2,035,857